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                                                                      EXHIBIT 5




                                              June 24, 1996

Windmere-Durable Holdings, Inc.
5980 Miami Lakes Drive
Miami Lakes, Florida  33014

     Re:       Form S-3 Registration Statement

Ladies and Gentlemen:

     On the date hereof, Windmere-Durable Holdings, Inc., a Florida corporation (the "Company"), sent for filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the sale by certain selling shareholders (the "Selling Shareholders") of up to 2,708,112 shares (the "Shares") of the Company's Common Stock, par value $.10 per share (the "Common Stock"). We have acted as special counsel to the Company in connection with the preparation and filing of the Registration Statement. Defined terms used herein shall have the meanings attributed thereto in the Registration Statement.

     In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and the Bylaws of the Company; (ii) actions of the Board of Directors of the Company authorizing the offering and the preparation of the Registration Statement and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

     Based upon the foregoing examination, we are of the opinion (i) that, with respect to those Shares that have already been issued, such Shares to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorized and validly issued and are fully paid and nonassessable and
(ii) that, with respect to those Shares that have not yet been issued, the Company presently has available at least 1,960,000 shares of authorized and unissued Common Stock from which the 1,960,000 shares of Common Stock proposed to be sold pursuant to the exercise of options (the "Options") by the Selling Shareholders may be issued. In addition, assuming that the Company maintains an adequate number of authorized but unissued shares of





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Windmere-Durable Holdings, Inc.
June 24, 1996
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Common Stock available for issuance to those persons who exercise their
Options, and that the consideration for the underlying shares of Common Stock issued pursuant to the Options is actually received by the Company, we are of the opinion that the Shares issued pursuant to the exercise of the Options will be duly authorized and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                           Sincerely,


                                           GREENBERG, TRAURIG, HOFFMAN,
                                           LIPOFF, ROSEN & QUENTEL, P.A.